Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN REPORTS FOURTH QUARTER AND

FULL YEAR 2008 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, N.C., March 11, 2009 (GLOBE NEWSWIRE) – Icagen, Inc. (NasdaqGM: ICGN-News) reported today its financial results and operational highlights for the fourth quarter and full year ended December 31, 2008. For the fourth quarter of 2008, the Company reported revenues of $3.0 million and a net loss of $3.9 million. For the full year 2008, the Company reported revenues of $12.3 million and a net loss of $14.8 million. As of December 31, 2008, the Company’s cash and cash equivalents totaled $34.2 million.

P. Kay Wagoner, Ph.D., President and CEO, stated “During the past year, we successfully completed a multiple ascending dose Phase I study in our asthma program, and we are nearing completion of a multiple ascending dose Phase I study in our epilepsy and neuropathic pain program. As we look ahead, we are excited about our plans for both of these programs. In our asthma program, we are approaching completion of the enrollment phase of our first proof-of-concept study and have recently initiated a second proof-of-concept study. Similarly, our goal is to initiate two proof-of-concept studies this year in our epilepsy and neuropathic pain program. Our goal is to obtain initial results from these studies later this year.”

Dr. Wagoner continued, “We believe that both of these programs represent innovative scientific approaches to disease areas with significant medical need and commercial potential. Senicapoc is the first KCa3.1 inhibitor to enter clinical development for asthma, while we believe that ICA-105665 is the most selective KCNQ opener in clinical development for epilepsy and neuropathic pain. As a result, each of these programs has attracted interest from potential collaborators. In addition, we continue to advance our pipeline of proprietary programs focused on novel ion channel targets emerging from our platform, including recently announced programs focused on TRPA-1 and calcium-release-activated calcium channels, exciting targets for pain and inflammation, respectively. In light of the current funding environment, the establishment of a new collaboration for one of our clinical or research programs is a key strategic objective.”

Dr. Wagoner concluded, “We have also taken a number of measures to conserve cash. Both our research and clinical budgets have been substantially reduced from that which we had originally planned for this year. Additionally, no executive bonuses were awarded for 2008, while cash compensation for both the CEO and the Board has been voluntarily decreased. These cost reduction measures, and others under consideration, are directed towards ensuring that our capital is efficiently utilized to drive the continued development of our pipeline.”

Pipeline Update

Senicapoc for Asthma: As previously reported, in October 2008 the Company initiated a Phase II proof-of-concept clinical trial to evaluate the safety and efficacy of senicapoc, the Company’s novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel, in patients with allergic asthma. Results from a preclinical study demonstrated the ability of senicapoc to reverse antigen-induced increases in airway resistance and airway hyper-reactivity. The objective of the current trial is to confirm these positive results in a clinical setting.

This Phase II trial is a double-blind, placebo-controlled, parallel group study that is designed to assess the safety and efficacy of senicapoc on pulmonary function in patients with allergic asthma following exposure to an allergen. Approximately 30 patients from two clinical research centers in the United Kingdom are being randomized (1:1) to receive senicapoc or placebo once a day for two weeks. The primary efficacy analysis is the comparison between treatment arms of the late asthmatic response following inhalation of an allergen, as measured by the percent change in Forced Expiratory Volume 1 (FEV1), the amount of air that can be forcefully exhaled in one second. FEV1 is a standard, commonly used test to measure lung function. Results from this study are expected during the second half of this year.

The Company has also recently initiated a second Phase II proof-of-concept study in patients with exercise-induced asthma. This double-blind, placebo-controlled, parallel group study is designed to assess the safety and efficacy of senicapoc on pulmonary function in patients with exercise-induced asthma. Aggravation of asthma symptoms upon exercise is a common finding for many asthma patients. Approximately 60 patients from approximately 15 clinical research centers in the United States will be randomized (1:1) to receive senicapoc or placebo once a day for four weeks. The primary efficacy analysis is the comparison between treatment arms in the percent change in FEV1 following exercise. Initial results from this study are also expected this year.

ICA-105665 for Epilepsy and Neuropathic Pain: As previously reported, during the second quarter of 2008 the Company initiated a multiple ascending dose Phase I trial of ICA-105665, a selective opener of KCNQ potassium channel subtypes, to further assess the safety, tolerability and pharmacokinetics of this novel compound. In nonclinical studies, ICA-105665 demonstrated broad spectrum activity in a wide range of seizure models, including models of treatment-resistant seizures, as well as activity in certain models of pain.

Three cohorts of healthy volunteers were studied at doses of 50mg, 100mg and 200mg administered orally twice daily for a period of seven days. ICA-105665 was well tolerated at all dose levels. There were no serious adverse events, no dose limiting toxicities, and no dropouts from this portion of the study. Pharmacokinetics were linear, dose proportional, and consistent with the potential for twice daily dosing. In order to assess the safety, tolerability and pharmacokinetics of ICA-105665 in the target population, the study was subsequently expanded to include patients with epilepsy. Based upon study results to date, there were no serious adverse events, no dose limiting toxicities and no dropouts from this portion of the study. The Company plans to report full results of this study at the tenth annual Antiepileptic Drug Trials meeting to be held April 15-17 in Coral Gables, Florida.

The Company recently discussed its plans for the further development of ICA-105665 with the FDA. The FDA agreed to the Company’s plans to proceed with a proof-of-concept study in pain. The Company is planning to conduct its epilepsy proof-of-concept study in patients with photosensitive seizures. The FDA requested that the Company submit the protocol for this study to the FDA for approval prior to initiating the study.

The proof-of-concept pain trial involves the study of healthy volunteers exposed to various mildly painful stimuli under controlled conditions. In accordance with a standardized protocol, healthy volunteers exposed to such stimuli are administered various doses of ICA-105665 or a placebo. The goal of this study is to demonstrate a range of doses that can reduce the sensation of pain and thus better define the appropriate dose range for subsequent clinical trials in patients with chronic pain, including neuropathic pain. The Company expects to have initial results from this study later this year.

If the FDA approves the protocol, the Company anticipates initiating a proof-of-concept trial in epilepsy patients with photosensitive seizures. In accordance with a standardized protocol, patients with EEG responses to photic stimulation would be administered various doses of ICA-105665 in a controlled setting. The goal of this study would be to demonstrate a range of doses that can suppress the evoked EEG response and thus better define the appropriate dose range for subsequent studies. Enrollment of approximately twelve patients at a limited number of specialized centers is currently planned, with a goal of obtaining initial results later this year.

Pfizer Collaboration: The Company’s collaboration with Pfizer is focused on selected sodium channels for the treatment of pain and related disorders. The two companies are targeting the identification of one or more clinical candidates in the next six to nine months.

Research Programs: The Company has recently reported that it has ongoing research efforts directed at several ion channel targets, including TRPA1 and calcium-release-activated calcium channels, for the treatment of central nervous system and inflammatory diseases. The Company has identified leading compound series in each of these programs. In addition, the Company continues to advance its research efforts on T-type calcium channels for the treatment of chronic pain.

Financial Results

Fourth Quarter 2008 Financials

Revenues for the fourth quarter of 2008 totaled $3.0 million, as compared to $2.9 million during the same period in 2007, an increase of 5%. The increase in revenues for the fourth quarter of 2008, as compared to the same period in 2007, was due to an increase in revenue associated with the Pfizer collaboration.

Operating expenses for the fourth quarter of 2008 were $6.9 million, which was essentially unchanged from the same period in 2007. Increased expenses related to the development of senicapoc for asthma and legal fees were offset by decreased expenses related to the development of ICA-105665 for epilepsy and neuropathic pain, pharmacology studies, the development of senicapoc for sickle cell disease and stock-based compensation.

Net loss for the fourth quarter of 2008 totaled $3.9 million, as compared to a net loss of $3.6 million during the same period in 2007. The increase in net loss for the fourth quarter of 2008, as compared to the fourth quarter of 2007, was primarily due to a decrease in interest income due to lower interest rates during the period.

Full Year 2008 Financials

Revenues for 2008 totaled $12.3 million, as compared to $21.1 million during the same period in 2007, a decrease of 42%. The decrease in revenues for 2008, as compared to 2007, was primarily due to the recognition of $10.4 million of deferred revenue during the third quarter of 2007 associated with the termination of the McNeil collaboration, partially offset by an increase in revenue associated with the Pfizer collaboration.

Operating expenses for 2008 were $27.9 million, as compared to $33.8 million for 2007, a decrease of 17%. The decrease in operating expenses for 2008, as compared to 2007, was due primarily to a decrease in research and development expenses related to the development of senicapoc for sickle cell disease and the complete write-off during 2007 of a capitalized license payment that had previously been made to Children’s Medical Center Corporation in connection with the Company’s collaboration with McNeil. This decrease was partially offset by an increase in research and development expenses related to the development of senicapoc for asthma and ICA-105665 for epilepsy and neuropathic pain.

Net loss for 2008 totaled $14.8 million, as compared to $10.9 million for 2007, an increase of 36%. The increase in net loss for 2008, as compared to 2007, was primarily due to a decrease in revenues, as noted above, partially offset by a decrease in operating expenses. Cash used in operations for 2008 was $18.0 million, as compared to $7.6 million during 2007. Cash used in operations for 2007 was reduced as a result of the $12.0 million upfront payment which was received upon the initiation of the Company’s collaboration with Pfizer. As of December 31, 2008, the Company had $34.2 million of cash and cash equivalents.

Richard D. Katz, M.D., Chief Financial Officer, noted, “We recognize that many companies in our industry, including Icagen, face challenges resulting from the external economic environment. In light of this, we have evaluated our operating plan in order to identify cost savings opportunities, while still maintaining forward momentum and adding value to our programs. Additionally, we continue to work towards the establishment of a new collaboration for one of our programs, which we regard as our most important corporate priority.”

Full Year 2009 Financial Guidance

•	Revenues are expected to be approximately $8.0 million, including recognition of approximately $4.0 million of deferred revenue in connection with the Pfizer collaboration.

•	Research and development expense is expected to be in the range of $18.0 to $21.0 million.

•	General and administrative expense is expected to be in the range of $4.0 to $5.0 million.

•	Operating loss is expected to be in the range of $14.0 to $18.0 million.

•	Cash used in operations is expected to be in the range of $16.0 to $20.0 million.

The financial guidance provided above assumes completion of the research phase of the Pfizer collaboration in August 2009 as originally planned. In the event that the research phase of the collaboration is extended beyond August 2009, the Company will provide updated guidance. The guidance also includes an estimated $1.7 million of stock-based compensation expense under FAS123(R). Information concerning select assumptions will be discussed during the conference call today, Wednesday, March 11, 2009 at 10:00 a.m. Eastern Time.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Wednesday, March 11, 2009
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-322-5044
Dial-in (International):	617-614-4927
Access code:	35216328
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 12:00 p.m. Eastern Time on Wednesday, March 11, 2009 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	12005809

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Collaborative research and development revenues:
Research and development fees	$2,943	$2,875	$11,711	$17,383
Reimbursed research and development costs	67	—	580	3,734

Total collaborative research and development revenues	3,010	2,875	12,291	21,117
Operating expenses:
Research and development	5,423	5,398	22,140	27,854
General and administrative	1,459	1,547	5,748	5,940

Total operating expenses	6,882	6,945	27,888	33,794

Loss from operations	(3,872)	(4,070)	(15,597)	(12,677)
Other income (loss), net	(13)	512	782	1,792

Net loss	$(3,885)	$(3,558)	$(14,815)	$(10,885)

Net loss per share—basic and diluted	$(0.08)	$(0.09)	$(0.32)	$(0.29)

Weighted average common shares outstanding—basic and diluted	46,905,029	40,796,031	46,167,902	37,432,144

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$34,215	$43,513
Other current assets	582	827
Property and equipment, net	2,586	1,736
Technology licenses and related costs, net	392	465
Other long-term assets	105	116

Total assets	$37,880	$46,657

Liabilities and stockholders’ equity
Current liabilities	$8,368	$11,444
Deferred revenue, less current portion	56	3,710
Equipment debt financing, less current portion	971	757
Other non-current liabilities	373	62
Stockholders’ equity	28,112	30,684

Total liabilities and stockholders’ equity	$37,880	$46,657